EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-173166, 333-195380, 333-217771 and 333-231262 on Form S-8 and in Registration Statement Number 333-239981 on Form S-3 of 22nd Century Group, Inc. of our report, dated March 11, 2021, appearing in this Annual Report on Form 10-K of 22nd Century Group, Inc.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
March 11, 2021